Exhibit 99.1

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Announces Fourth Quarter 2007 Earnings
Investor/Analyst Conference Call Scheduled for February 5, 2008 at 10:00 a.m. ET
ATLANTA, February 4, 2008 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $77.3 million for the fourth quarter of 2007, compared to $45.0 million for the fourth quarter of 2006. On a diluted per share basis, net income available to common shareholders was $1.76 for the fourth quarter of 2007, compared to $1.02 for the fourth quarter of 2006. Net income available to common shareholders was $171.1 million for the year ended December 31, 2007, compared to $93.8 million for the year ended December 31, 2006. On a diluted per share basis, net income available to common shareholders was $3.88 and $2.15 for the years ended December 31, 2007 and 2006, respectively. The Company’s reported net income for the fourth quarter and year ended December 31, 2007 included net gains on the sales of apartment communities of approximately $44.8 million and $61.5 million, respectively, as well as gains of approximately $26.0 million and $81.3 million, respectively, on the sale of 75% interests in three apartment communities converted to joint venture ownership.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the fourth quarter of 2007 totaled $22.7 million, or $0.51 per diluted share, compared to $20.3 million, or $0.45 per diluted share, for the fourth quarter of 2006. The Company’s reported FFO for the fourth quarter of 2007 included a net gain of approximately $1.2 million, or $0.03 per diluted share, on the sale of a land site in Dallas, Texas. FFO for the fourth quarters of 2007 and 2006 also included $0.1 million and $0.4 million, respectively, of non-cash losses on the early extinguishment of tax-exempt secured indebtedness and related interest rate cap arrangements in connection with asset sales.
FFO for the year ended December 31, 2007 totaled $89.4 million, or $2.00 per diluted share, compared to $83.2 million, or $1.87 per diluted share, for the year ended December 31, 2006. The Company’s reported FFO for the year ended December 31, 2007 included net gains of approximately $5.1 million, or $0.12 per diluted share, on the sale of land sites in Atlanta, Georgia and Dallas, Texas, offset partially by the $0.1 million non-cash loss on the early extinguishment of debt. The Company’s reported FFO for the year ended December 31, 2006 included approximately $3.1 million, or $0.07 per diluted share, of other income and gains related to the mark-to-market of an interest rate swap, gain on sales of technology and other investments and the sale of undeveloped land, offset by a $0.5 million, or $0.01 per diluted share, non-cash loss on early extinguishment of debt and related interest rate cap arrangements in connection with asset sales.
Mature (Same Store) Community Data
For the fourth quarter of 2007, average economic occupancy at the Company’s 43 mature (same store) communities, containing 16,308 apartment units, was 94.9%, compared to 93.5% for the fourth quarter of 2006.
Total revenues for the mature communities increased 4.2% during the fourth quarter of 2007, compared to the fourth quarter of 2006, and operating expenses increased 4.2%, producing a 4.3% increase in same store net operating income (“NOI”), or $1.6 million. The average monthly rental rate per unit increased 3.0% during the fourth quarter of 2007, compared to the fourth quarter of 2006. Property tax and insurance expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues and operating expenses for the mature communities decreased 0.7% and 7.6%, respectively, producing a 3.7% increase in same store NOI for the fourth quarter of 2007, compared to the third quarter of 2007, or $1.4 million. On a sequential basis, the average monthly rental rate per unit increased 0.6%. Property tax, utility and maintenance expenses accounted for a majority of the sequential decrease in operating expenses. For the fourth quarter of 2007, average economic occupancy at the mature communities was 94.9%, compared to 95.4% for the third quarter of 2007.
For the years ended December 31, 2007 and 2006, average economic occupancy at the Company’s mature communities was unchanged at 94.7%.

Total revenues for the mature communities increased 4.7% during the year ended December 31, 2007 compared to the year ended December 31, 2006, and operating expenses increased 4.6%, producing a 4.7% increase in same store NOI, or $6.9 million. The average monthly rental rate per unit increased 4.9% during the year ended December 31, 2007, compared to the year ended December 31, 2006.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Acquisitions, Dispositions and Other Investment Activity
Development and Acquisition Activity
The Company announced today that its Post Carlyle Square™ community, containing 205 luxury apartment units and located in Alexandria, Virginia, has achieved stabilized occupancy.
In October 2007, the Company announced the start of construction of Post Frisco Bridges™, a new mixed-use community in the Dallas suburb of Frisco, Texas. Located just off the Dallas North Tollway, the development will consist of 269 luxury apartments and approximately 29,000 square feet of retail space in its first phase. Post Frisco Bridges™ will be situated on an approximately 5-acre site within the master-planned Sierra Frisco development. The Company’s total investment in this project is currently expected to be approximately $41.3 million. The Company also owns an approximately 6-acre site for a second phase.
In November 2007, the Company acquired a site in Houston, Texas for a total investment of approximately $5.6 million. This approximately 2-acre site, located less than one mile from Houston’s Medical Center and Greenway Office Park with convenient access to downtown, is currently expected to be developed by the Company to include approximately 232 luxury apartment units.
In December 2007, the Company announced the start of construction on Post Park®, a luxury residential community in the greater Washington D.C. metropolitan area. The community is expected to include 396 luxury rental units and 1,700 square feet of retail space, and is located in Prince George’s County, Maryland adjacent to the area’s largest regional shopping center. The Company’s total investment in this project is currently expected to be approximately $84.7 million.
The Company announced today the start of construction of Post West Austin™, a new apartment community in Austin, Texas consisting of 329 luxury apartment units. Post West Austin™ will be situated on an approximately 5-acre in-fill site located in close proximity to the Central Business District and the University of Texas. The Company’s total investment in this project is currently expected to be approximately $53.2 million.
The Company also announced today the start of construction of the Four Seasons Residences, an approximately 400,000 square-foot luxury residential tower located on an approximately 2-acre site adjacent to the Four Seasons Hotel in Austin, Texas. The 32-story Michael Graves-designed building will contain 168 luxury condominium homes situated on the shores of Lady Bird Lake. Residents will have access to the services of the Four Seasons Hotel. The Company has been actively pre-selling units and, as of January 28, 2008, had contracted to sell 54 units (32% of the total). The Company’s total investment in this project is currently expected to be approximately $133.5 million.
As of December 31, 2007, the Company’s aggregate pipeline of development projects under construction totaled approximately $585.6 million (including the Company’s share, net of joint venture partner interests, of $539.8 million). The Company also owns or has under contract land for which it is in pre-development with respect to approximately 3,312 rental apartment units and approximately 198,000 square feet of retail amenities. Total projected future development costs of this pre-development pipeline are estimated to be approximately $750 million. There can be no assurance that projects in pre-development will commence construction on the projected timeline or at all or that actual pre-development costs will approximate estimated costs.
Disposition Activity
The Company announced today that in November 2007 it closed the sale of an approximately 0.5-acre land site in Dallas, Texas and realized a net gain of approximately $1.2 million.
In December 2007, the Company announced the closing of the sale of its Post Ashford® and Post Vinings® apartment communities located in Atlanta, Georgia for a gross sales price of approximately $67.8 million, the net proceeds of which were held by an exchange intermediary at December 31, 2007. For the three months ended December 31, 2007, the Company realized a net gain on the sale of these communities of approximately $44.8 million. Post Ashford® and Post Vinings® are garden-style communities with a total of 625 apartment units, which were completed from 1987 to 1991. The Company also announced today the January 2008 closing of the sale of Post Wilson Building™ located in Dallas, Texas for a gross sales price of approximately $19.9 million. Post Wilson Building™ contained 143 apartment units and is an historical building located in downtown Dallas that the Company renovated in 1999. The Company sold each of these three communities as part of a Section 1031 tax-deferred exchange transaction in conjunction with its acquisition of Post Lake® at Baldwin Park in Orlando, Florida in August 2007.
In December 2007, the Company also announced that it had added Post Lindbergh®, a 396-unit garden-style apartment community located in Atlanta, Georgia to its existing joint venture with Crow Holdings Realty Partners IV, L.P., an affiliate of Crow Holdings of Dallas, Texas. Post has a 25% ownership interest in the venture. The sale of the 75% interest generated net proceeds of approximately $55.8 million (including secured debt financing obtained at the venture level). The Company realized a gain from continuing operations of approximately $26.0 million related to the sale.
In the first quarter of 2008, the Company expects to begin marketing for sale two apartment communities located in Atlanta, Georgia. The two garden style communities together comprise approximately 750 apartment units. Gross proceeds from the sales of these two communities are expected to be approximately $100 million. There can be no assurance that these sales will close. At December 31, 2007, the two communities discussed above were classified as mature (same-store) communities.
Apartment Community Renovation Program
During 2007, the Company made substantial renovations and improvements of two of its apartment communities, containing 890 units, located in Atlanta, Georgia and Dallas, Texas. The Company believes that the long-term value of these two communities has been and will be enhanced as a result of the renovations; however, operating results at these two communities were affected negatively by increased vacancy during the renovation period. As of December 31, 2007, the renovation of Post Worthington™ consisting of 332 units in Dallas, Texas was complete, and this property had reached stabilized occupancy by year-end. As of December 31, 2007, the Company had completed the renovation of 503 units (90% of the total) at Post Chastain® in Atlanta, Georgia. The operating results of this community will continue to be affected negatively until the renovation is complete. The Company currently plans to renovate two additional communities, commencing in 2008 — Post Heights™, containing 368 units and located in Dallas, Texas, and Post Peachtree Hills®, containing 300 units and located in Atlanta, Georgia.
Condominium Activity
During the fourth quarter of 2007, the Company was converting two apartment communities, initially consisting of 349 units, to condominiums through a taxable REIT subsidiary. For the three months ended December 31, 2007, the Company closed the sales of 11 units for aggregate gross sales revenues of approximately $2.4 million. In the aggregate, as of January 28, 2008, the Company has closed the sales of 229 (66% of the total) of the units in these two condominium conversions.
The Company currently has four condominium communities in various stages of the development and sales process, containing 535 units, located in the Washington D.C. metropolitan area, Dallas, Texas, Austin, Texas and Atlanta, Georgia. Of those units, as of January 28, 2008, six were under contract and 103 units (71% of the total) had closed at the Washington D.C. development, one unit was under contract and 29 units (34% of the total) had closed at the Dallas, Texas development, and 54 units were under contract at the Austin, Texas development. For the three months ended December 31, 2007, the Company closed the sales of 38 units at its Washington D.C. and Dallas, Texas communities for aggregate gross sales revenues of approximately $13.4 million.
There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.
The Company recognized approximately $0.1 million of incremental gains on condominium sales, net of minority interest, in FFO during the fourth quarter of 2007, compared to net gains of approximately $0.3 million, or $0.01 per diluted share, during the fourth quarter of 2006. For the years ended December 31, 2007 and 2006, the Company recognized $5.5 million, or $0.12 per diluted share, and $1.5 million, or $0.03 per diluted share, respectively, of incremental gains on condominium sales, net of minority interest, in FFO.

The Company reports condominium gains (losses) in its consolidated statement of operations in the captions titled gains (losses) on sales of real estate assets in continuing and discontinued operations and in equity in income of unconsolidated real estate entities.
Financing Activity
In November 2007, the Company amended its syndicated lines of credit to increase the borrowing capacity by $150 million to $600 million. The pricing terms and the maturity date of the syndicated line remain unchanged. The amended syndicated line continues to contain customary representations, covenants and events of default, certain of which were modified in conjunction with the expansion of the credit facility.
In December 2007, the Company retired approximately $9.9 million of low-floater, variable rate tax-exempt bonds in connection with the sale of Post Ashford® discussed above.
In January 2008, the Company closed a 7-year (with an automatic 1-year extension), fixed-to-floating, $120 million secured mortgage loan with Freddie Mac. The loan has a fixed interest rate of 4.88% and matures on February 1, 2016, including the one-year floating rate extension option. The loan was priced at 168 basis points over the applicable Treasury rate. Net loan proceeds were used to repay outstanding borrowings on the Company’s unsecured, variable line of credit. This loan is secured by a mortgage on the Company’s Post Addison Circle™ community.
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.8% at December 31, 2007, and variable rate debt as a percentage of total debt was 24.3% as of that same date. As of December 31, 2007, the Company had outstanding borrowings of approximately $257.3 million on its combined $630 million unsecured lines of credit. After repayment of borrowings using asset sale and secured loan proceeds discussed above, the Company had outstanding borrowings of approximately $85 million on its combined lines of credit as of January 31, 2008, and its variable rate debt as a percentage of total debt declined to 8.4% as of that same date.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Board Authorization to Seek a Potential Sale of the Company
On January 23, 2008, the Company announced that its Board of Directors had authorized management, working with financial and legal advisors, to initiate a formal process to pursue a potential sale or other business combination and to seek proposals from potentially interested parties. The process commenced immediately after the announcement and is continuing.
The Company does not expect to disclose information regarding the status of the process until it has been completed. There can be no assurance that the process will result in a sale or other business combination.
As a result of the commencement of the process discussed above, the Company will not provide earnings or FFO guidance for 2008.
As a result of this announcement, both Standard and Poors and Moody’s rating agencies placed the Company’s credit rating outlook on “credit watch” or “developing,” pending the outcome of this process.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.

Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the non-cash impact of straight-line, long-term ground lease expense and other income related to the mark-to-market of an interest rate swap arrangement. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, February 5, at 10:00 a.m. ET. The telephone numbers are 888-668-1640 for US and Canada callers and 913-312-1489 for international callers. The access code is 9164515. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/event calendar. The replay will begin at 1:00 p.m. ET on February 5, and will be available until Monday, February 11, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 9164515. A replay of the call also will be archived on Post’s website under investor relations/audio archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 35 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,578 apartment homes in 63 communities, including 1,747 apartment units in five communities held in unconsolidated entities, 2,266 apartment units in seven communities (and the expansion of one community) currently under construction and/or in lease-up. The Company is also developing and selling 535 for-sale condominium homes in four communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.

Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated development and sales activities (including the projected costs for such activities), anticipated renovation projects and anticipated condominium conversion activity and sales. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2006; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and the progress and results of the Company’s formal process to pursue a potential sale or other business combination.  Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2006 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
OPERATING DATA
Revenues from continuing operations	$78,106	$74,530	$307,542	$291,545
Net income available to common shareholders	$77,333	$44,974	$171,062	$93,832
Funds from operations available to common shareholders and unitholders (Table 1)	$22,713	$20,292	$89,382	$83,222

Weighted average shares outstanding — diluted	44,006	44,175	44,129	43,594
Weighted average shares and units outstanding — diluted	44,541	44,880	44,738	44,427

PER COMMON SHARE DATA — DILUTED
Net income available to common shareholders	$1.76	$1.02	$3.88	$2.15

Funds from operations available to common shareholders and unitholders (Table 1)	$0.51	$0.45	$2.00	$1.87

Dividends declared	$0.45	$0.45	$1.80	$1.80

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income available to common shareholders	$77,333	$44,974	$171,062	$93,832
Minority interest of common unitholders - continuing operations	419	74	1,491	418
Minority interest in discontinued operations	606	741	903	1,399
Depreciation on wholly-owned real estate assets, net	16,241	16,645	65,560	66,574
Depreciation on real estate assets held in unconsolidated entities	320	227	1,143	906
Gains on sales of real estate assets	(72,588)	(42,448)	(157,620)	(80,927)
Incremental gains on condominium sales (1)	382	174	6,922	1,406
Gains on sales of real estate assets - unconsolidated entities	(16)	(236)	(186)	(482)
Incremental gains on condominium sales - unconsolidated entities (1)	16	141	107	96

Funds from operations available to common shareholders and unitholders	$22,713	$20,292	$89,382	$83,222

Funds from operations — per share and unit — diluted	$0.51	$0.45	$2.00	$1.87

Weighted average shares and units outstanding — diluted	44,541	44,880	44,738	44,427

(1)	For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 17 of the Supplemental Financial Data for further detail.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended			Year ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006
Total same store NOI	$39,565	$37,936	$38,166	$152,200	$145,346
Property NOI from other operating segments	3,608	2,983	3,960	13,598	12,307

Consolidated property NOI	43,173	40,919	42,126	165,798	157,653

Add (subtract):
Interest income	170	279	189	822	1,261
Other revenues	186	202	171	602	402
Minority interest in consolidated property partnerships	(441)	(80)	(585)	(1,857)	(257)
Depreciation	(16,461)	(16,813)	(16,638)	(66,371)	(65,687)
Interest expense	(13,266)	(12,801)	(12,831)	(52,116)	(52,533)
Amortization of deferred financing costs	(828)	(875)	(828)	(3,297)	(3,526)
General and administrative	(5,169)	(5,038)	(4,761)	(21,337)	(18,502)
Investment and development	(1,551)	(1,924)	(2,006)	(7,063)	(6,424)
Gains on sales of real estate assets, net	28,509	2,356	5,061	100,015	12,881
Equity in income of unconsolidated real estate entities	340	562	402	1,556	1,813
Other income (expense)	(314)	—	(262)	(1,098)	2,592
Minority interest of common unitholders	(419)	(74)	(91)	(1,491)	(418)

Income from continuing operations	33,929	6,713	9,947	114,163	29,255
Income from discontinued operations	45,313	40,170	1,102	64,536	72,214

Net income	$79,242	$46,883	$11,049	$178,699	$101,469

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q4 ’07	Q4 ’07	Q4 ’07
	December 31,	December 31,	September 30,	vs. Q4 ’06	vs. Q3 ’07	% Same
	2007	2006	2007	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$22,002	$21,187	$21,997	3.8%	0.0%
Dallas	11,273	10,584	11,393	6.5%	(1.1)%
Washington, D.C.	8,693	8,505	8,799	2.2%	(1.2)%
Tampa	7,198	7,171	7,395	0.4%	(2.7)%
Charlotte	4,835	4,578	4,909	5.6%	(1.5)%
New York	3,806	3,509	3,729	8.5%	2.1%
Houston	3,006	2,749	3,007	9.3%	(0.0)%
Orlando	1,007	1,017	1,033	(1.0)%	(2.5)%

Total rental and other revenues	61,820	59,300	62,262	4.2%	(0.7)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,051	7,612	8,862	5.8%	(9.2)%
Dallas	4,665	4,459	4,980	4.6%	(6.3)%
Washington, D.C.	2,683	2,204	2,845	21.7%	(5.7)%
Tampa	2,858	3,095	3,116	(7.7)%	(8.3)%
Charlotte	1,298	1,515	1,597	(14.3)%	(18.7)%
New York	1,104	953	966	15.8%	14.3%
Houston	1,197	1,153	1,309	3.8%	(8.6)%
Orlando	399	373	421	7.0%	(5.2)%

Total	22,255	21,364	24,096	4.2%	(7.6)%

Net operating income
Atlanta	13,951	13,575	13,135	2.8%	6.2%	35.3%
Dallas	6,608	6,125	6,413	7.9%	3.0%	16.7%
Washington, D.C.	6,010	6,301	5,954	(4.6)%	0.9%	15.2%
Tampa	4,340	4,076	4,279	6.5%	1.4%	11.0%
Charlotte	3,537	3,063	3,312	15.5%	6.8%	8.9%
New York	2,702	2,556	2,763	5.7%	(2.2)%	6.8%
Houston	1,809	1,596	1,698	13.3%	6.5%	4.6%
Orlando	608	644	612	(5.6)%	(0.7)%	1.5%

Total same store NOI	$39,565	$37,936	$38,166	4.3%	3.7%	100.0%

Table 3 con’t
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Year ended
	December 31,	December 31,
	2007	2006	% Change
Rental and other revenues
Atlanta	$86,606	$83,252	4.0%
Dallas	44,325	42,396	4.5%
Washington, D.C.	34,574	33,584	2.9%
Tampa	29,261	27,902	4.9%
Charlotte	19,201	18,155	5.8%
New York	14,694	13,509	8.8%
Houston	11,751	10,848	8.3%
Orlando	4,125	3,991	3.4%

Total rental and other revenues	244,537	233,637	4.7%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	33,339	31,322	6.4%
Dallas	19,002	18,883	0.6%
Washington, D.C.	10,942	10,618	3.1%
Tampa	11,872	10,839	9.5%
Charlotte	6,109	6,128	(0.3)%
New York	4,115	3,844	7.0%
Houston	5,125	5,080	0.9%
Orlando	1,833	1,577	16.2%

Total	92,337	88,291	4.6%

Net operating income
Atlanta	53,267	51,930	2.6%
Dallas	25,323	23,513	7.7%
Washington, D.C.	23,632	22,966	2.9%
Tampa	17,389	17,063	1.9%
Charlotte	13,092	12,027	8.9%
New York	10,579	9,665	9.5%
Houston	6,626	5,768	14.9%
Orlando	2,292	2,414	(5.1)%

Total same store NOI	$152,200	$145,346	4.7%

Table 4
Computation of Debt Ratios
(In thousands)

	As of December 31,
	2007	2006
Total real estate assets per balance sheet	$2,111,612	$2,028,580
Plus:
Company share of real estate assets held in unconsolidated entities	91,085	41,344
Company share of accumulated depreciation — assets held in unconsolidated entities	5,149	3,864
Accumulated depreciation per balance sheet	562,226	547,477
Accumulated depreciation on assets held for sale	4,031	4,035

Total undepreciated real estate assets (A)	$2,774,103	$2,625,300

Total debt per balance sheet	$1,059,066	$1,033,779
Plus:
Company share of third party debt held in unconsolidated entities	60,959	23,449
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,120,025	$1,048,678

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	40.4%	39.9%

Total debt per balance sheet	$1,059,066	$1,033,779
Plus:
Company share of third party debt held in unconsolidated entities	60,959	23,449
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,215,025	$1,143,678

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	43.8%	43.6%